Advanced Series Trust
For the period ended 6/30/07
File number 811-5186

                            SUB-ITEM 77D
            Policies with Respect to Security Investment

                       AMERICAN SKANDIA TRUST

 Supplement dated March 12, 2007 to Statement of Additional Information dated May 1, 2006

This Supplement sets forth certain changes to the Statement of Additional Information, dated May 1, 2006 (SAI), of American Skandia Trust (the
Trust) with respect to the indicated Portfolios of the Trust. Capitalized terms used in this Supplement and not otherwise defined herein have the meanings given to them in the SAI. The Portfolios discussed in this Supplement may not be available under your variable contract. For more information about the Portfolios available under your contract, please refer to your contract prospectus. The following should be read in conjunction with the Trust's Prospectus and the SAI and should be retained for future reference.

I. Changes in Subadvisory Fee Rates for Neuberger Berman Mid-Cap Mandates Effective March 1, 2007, the contractual subadvisory fee rates for Neuberger Berman Management, Inc. (Neuberger Berman) for the AST Neuberger Berman Mid-Cap Growth Portfolio and the AST Neuberger Berman Mid-Cap Value Portfolio were revised as summarized below.

The information will be in the following order:
Portfolio
Contractual Rate Prior to March 1, 2007
Contractual Rate After March 1, 2007

AST Neuberger Berman Mid-Cap Growth Portfolio
0.45% of average daily net assets to $100 million
0.40% of average daily net assets over $100 million
0.40% of average daily net assets to $1 billion
0.35% of average daily net assets over $1 billion*

AST Neuberger Berman Mid-Cap Value Portfolio
0.50% of average daily net assets to $750 million
0.45% of average daily net assets from $750 million to $1 billion; and 0.40% of average daily net assets over $1 billion
0.40% of average daily net assets to $1 billion
0.35% of average daily net assets over $1 billion*

__________
* For purposes of calculating the subadvisory fee payable to Neuberger Berman, the assets managed by Neuberger Berman in the AST Neuberger Berman Mid-Cap Growth Portfolio are aggregated with the assets managed by Neuberger Berman in the AST Neuberger Berman
Mid-Cap Value Portfolio.